INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-64708, relating to the plan of reorganization on behalf of the AST Scudder Japan Portfolio and the AST American Century International Growth
Portfolio, of the American Skandia Trust on Form N-14 of our report dated February 15, 2002, appearing in the
Annual Report of American Skandia Trust for the year ended December 31, 2001, which is included within the
Statement of Additional Information and which is incorporated by reference.

We also consent to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
February 22, 2002